 Filed pursuant to Rule 424(b)(3)

Registration No. 333-251625

PROSPECTUS

FTS International, Inc.

1,775,523 Shares

Class A Common Stock

Pursuant to this prospectus, the selling stockholders may offer shares of Class A common stock, par value $0.01 per share (“Class A common stock”), from time to time, if and to the extent as they may determine as described in the “Plan of Distribution” section at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. If any shares of Class A common stock are sold, the selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

This prospectus relates to the resale of up to an aggregate of 1,775,523 shares of Class A common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling stockholders (or their affiliates or other predecessors-in-interest) acquired the shares of Class A common stock or the securities exercisable for or convertible into shares of Class A common stock on November 19, 2020 pursuant to the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates (as amended, modified or supplemented, the “Plan”).

We are not selling any shares of Class A common stock included in this prospectus and will not receive any of the proceeds from the sale of any shares of Class A common stock sold by the selling stockholders pursuant to this prospectus.

Our Class A common stock is listed on NYSE American LLC (“NYSE American”) under the symbol “FTSI.” On December 21, 2020, the last sale price of our Class A common stock as reported on NYSE American was $16.48 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our Class A common stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2020.

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Explanatory Note

On September 22, 2020, FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC filed petitions for voluntary relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Chapter 11 Cases were jointly administered under the caption In re FTS International, Inc., et al., Case No. 20-34622. On September 22, 2020, FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC filed the Plan and the related disclosure statement (the “Disclosure Statement”). On November 4, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and approving the Disclosure Statement.

On November 19, 2020 (the “Effective Date”), the Plan became effective in accordance with its terms and FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC emerged from Chapter 11. As part of the transactions undertaken pursuant to the Plan, FTS International, Inc.’s common stock and other existing equity interests outstanding prior to the Effective Date were cancelled and exchanged for Class A common stock. As a result, effective as of the Effective Date, FTS International, Inc., as reorganized pursuant to the Plan, became the successor reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For more information regarding the events that occurred, the agreements entered into, and the securities issued in connection with our emergence from Chapter 11 proceedings, see our Current Report on Form 8-K filed with the SEC on November 19, 2020, which is incorporated by reference herein.

About This Prospectus

Except where the context otherwise requires or where otherwise indicated, the terms “FTSI,” the “Company,” “we,” “us,” “our” or “ours” refer to FTS International, Inc., together with its consolidated subsidiaries.

Except where the context otherwise requires or where otherwise indicated, all financial information and data and accompanying financial statements and corresponding notes as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference herein, reflect our actual historical consolidated results of operations and financial condition for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of our consolidated results of operations or financial condition after the Effective Date. We have filed a Current Report on Form 8-K with the SEC on December 23, 2020, which is incorporated by reference herein, that reflected the adoption of “fresh-start” accounting.

We and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares offered hereby.

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Prospectus Summary

This summary highlights the more detailed information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider before deciding to invest in shares of Class A common stock. You should read the entire prospectus carefully, including the documents incorporated by reference herein.

Our Company

We are an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America. Our services stimulate hydrocarbon flow from oil and natural gas wells drilled by E&P companies. We had 1.4 million total hydraulic horsepower across 28 fleets as of September 30, 2020. We averaged seven active fleets in the third quarter of 2020. We operate in the major basins in the United States.

Corporate Information

Our principal executive office is located at 777 Main Street, Suite 2900, Fort Worth, Texas 76102, and our telephone number is (817) 862-2000. Our website is www.ftsi.com. Information on our website is not a part of this prospectus. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein.

Emergence from Chapter 11

On September 22, 2020, we filed petitions for voluntary relief under Chapter 11 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. On September 22, 2020, we filed the Plan and the related disclosure statement. On November 4, 2020, the Bankruptcy Court entered the Confirmation Order confirming the Plan, as modified by the Confirmation Order.

On November 19, 2020, the Plan became effective in accordance with its terms and we emerged from Chapter 11. As part of the transactions undertaken pursuant to the Plan, our common stock and other existing equity interests outstanding prior to the Effective Date were cancelled and exchanged for Class A common stock. Pursuant to the Plan, we deleveraged our balance sheet by equitizing all pre-petition funded debt, resulting in holders of our legacy senior notes and term loan collectively holding over 90% of our Class A common stock. Holders of our legacy equity interests received approximately 9.4% of our Class A common stock under the Plan. We have also entered into a $40 million asset-based revolving credit facility with Wells Fargo Bank, N.A., as administrative agent and lender, to support working capital needs. For more information regarding the events that occurred, the agreements entered into, and the securities issued in connection with our emergence from Chapter 11 proceedings, see our Current Report on Form 8-K filed with the SEC on November 19, 2020, which is incorporated by reference herein.

Risks Associated with Our Business

Investing in our Class A common stock involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the “Risk Factors” section in this prospectus and in the documents incorporated by reference herein. These risks include, but are not limited to, the following:

•	Our business depends on domestic spending by the onshore oil and natural gas industry, which is cyclical and has significantly declined in past periods.

•	Oil and natural gas prices are volatile and have declined significantly in past periods, which has adversely affected, and may again adversely affect, our financial condition, results of operations and cash flows.

•	Our customers may not be able to maintain or increase their reserve levels going forward.

•	Our business has been and may continue to be adversely affected by a deterioration in general economic conditions or a weakening of the broader energy industry.

•	Competition in our industry has intensified during the current industry downturn and may intensify during future industry downturns, and we have not and may not be able to provide services that meet the specific needs of our customers at competitive prices.

•	We are dependent on a few customers operating in a single industry. The loss of one or more significant customers could adversely affect our financial condition and results of operations.

•	Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

•	We have experienced a reduction in demand and there may be a continued reduction in demand for our future services due to competition from alternative energy sources.

•	Our existing fleets require significant amounts of capital for maintenance, upgrades and refurbishment and any new fleets we build or acquire may require significant capital expenditures.

•	We recently emerged from bankruptcy, which may adversely affect our business and relationships.

The Offering

Shares of Class A common stock offered for resale by the selling stockholders	Up to 1,775,523 shares (including 4,241 shares issuable upon the exercise of Tranche 1 warrants and 10,607 shares issuable upon the exercise of Tranche 2 warrants).

Shares of Class A common stock outstanding as of the Effective Date	13,687,620 shares.

Shares of Class B Common Stock, par value $0.01 per share (“Class B common stock”) outstanding as of the Effective Date	312,306 shares, convertible into an equivalent number of shares of Class A common stock.

Tranche 1 Warrants (“Tranche 1 warrants”) outstanding as of the Effective Date	1,555,521 warrants, exercisable to purchase an equivalent number of shares of Class A common stock at an exercise price of $33.04 per warrant.

Tranche 2 Warrants (“Tranche 2 warrants”) outstanding as of the Effective Date	3,888,849 warrants, exercisable to purchase an equivalent number of shares of Class A common stock at an exercise price of $37.14 per warrant.

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock by the selling stockholders from time to time pursuant to this prospectus.

Dividend policy	We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Therefore, we do not currently expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in our debt agreements, terms of any preferred equity securities and other factors that our board of directors deems relevant. See “Dividend Policy.”

Risk factors	Investing in our Class A common stock involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the “Risk Factors” section in this prospectus and in the documents incorporated by reference herein.

NYSE American listing	Our Class A common stock is listed on NYSE American under the symbol “FTSI.”

We are filing the registration statement of which this prospectus forms a part to permit the resale of shares of Class A common stock that were issued, or that will be issuable upon the conversion or exercise of securities that were issued, pursuant to the Plan, as required by a registration rights agreement to which we are a party. See “Description of Capital Stock—Registration Rights.”

Unless we specifically state otherwise, the number of shares of Class A common stock in this prospectus does not take into account:

•	1,080,246 shares of Class A common stock granted on the Effective Date in the form of restricted stock units, performance stock units and option rights under our Amended and Restated Equity and Incentive Compensation Plan;

•	1,080,246 shares of Class A common stock available for future issuance under our Amended and Restated Equity and Incentive Compensation Plan as of the Effective Date;

•	312,306 shares of Class A common stock issuable upon the conversion of Class B common stock outstanding as of the Effective Date;

•	1,555,521 shares of Class A common stock issuable upon the exercise of Tranche 1 warrants outstanding as of the Effective Date, at an exercise price of $33.04 per warrant; and

•	3,888,849 shares of Class A common stock issuable upon the exercise of Tranche 2 warrants outstanding as of the Effective Date, at an exercise price of $37.14 per warrant.

Risk Factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus and in the documents incorporated by reference herein. Any of the risks we set forth herein or therein could cause our business, financial condition and results of operations to suffer. The market price of our Class A common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on November 19, 2020. Upon our emergence from bankruptcy, we adopted fresh-start accounting. As a result of the adoption of fresh-start accounting and the effects of the implementation of the Plan, our consolidated financial statements after the Effective Date are not comparable with the financial condition or results of operations reflected in our consolidated financial statements on or before that date. Additionally, past performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Our Class A Common Stock

The issuance of Class A common stock in connection with the conversion of Class B common stock or the exercise of Tranche 1 warrants or Tranche 2 warrants would dilute your ownership interest and materially affect the trading price of our Class A common stock and earnings per share.

To the extent that holders of Class B common stock elect to convert their Class B common stock into Class A common stock or that holders of Tranche 1 warrants or Tranche 2 warrants elect to exercise their warrants, substantial amounts of our Class A common stock may be issued in the future. We cannot quantify the number of shares of Class A common stock that will be issued in connection with the conversion or exercise, if any. However, the issuance of Class A common stock pursuant to such conversion and exercise could result in substantial dilution of your ownership interest and could materially affect the trading price of our Class A common stock and earnings per share.

Cautionary Note Regarding Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this prospectus or in the documents incorporated by reference herein are forward-looking statements. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “may,” “project,” “potential,” “seek,” “should,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, investors should not unduly rely on such statements. The risks that could cause these forward-looking statements to be inaccurate include but are not limited to:

•	the effects of our bankruptcy proceedings on our liquidity, results of operations and business prospects;

•	the effects of our bankruptcy proceedings on our business and the interests of various constituents;

•	increased levels of employee attrition as a result of our bankruptcy proceedings;

•	further declines in domestic spending by the onshore oil and natural gas industry;

•	continued volatility in oil and natural gas prices;

•	the effect of a loss of, financial distress of, or decline in activity levels of, one or more significant customers;

•	actions of the Organization of the Petroleum Exporting Countries (OPEC), its members and other state-controlled oil companies relating to oil price and production controls;

•	our inability to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers;

•	the price and availability of alternative fuels and energy sources;

•	the discovery rates of new oil and natural gas reserves;

•	the availability of water resources, suitable proppant and chemicals in sufficient quantities and pricing for use in hydraulic fracturing fluids;

•	uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing;

•	securities litigation and other litigation and legal proceedings, including arbitration proceedings;

•	our ability to participate in consolidation opportunities within our industry;

•	the ability to successfully manage the economic and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns, including the COVID-19 pandemic;

•	the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain such outbreak or treat its impact;

•	the ultimate duration and impact of geopolitical events that adversely affect the price of oil;

•	the 2020 presidential election and related market conditions; and

•	an otherwise deterioration in general economic conditions or a weakening of the broader energy industry.

See the “Risk Factors” section of this prospectus and in the documents incorporated by reference herein for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties we face that could cause our forward-looking statements to be inaccurate. We caution that the risks and uncertainties identified by us may not be all of the factors that are important to investors. Furthermore, the forward-looking statements included in this prospectus or in the documents incorporated by reference herein are made only as of the date hereof or the dates of such documents, respectively. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Use of Proceeds

We will not receive any proceeds from the sale of Class A common stock by the selling stockholders from time to time pursuant to this prospectus. If any shares of Class A common stock are sold, the selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of Class A common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

If all Tranche 1 warrants and Tranche 2 warrants are exercised, we will receive approximately $195.8 million of proceeds. We currently intend to use these proceeds, if any, for working capital and other general corporate purposes.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Therefore, we do not currently expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in our debt agreements, terms of any preferred equity securities and other factors that our board of directors deems relevant.

Management

Board of Directors

Directors

Our board of directors is composed of 5 members. Each director is elected for a one-year term. The current members of our board of directors were appointed in connection with the Plan to serve until our next annual meeting of stockholders or such director’s earlier death, resignation or removal. The following directors serve on our board of directors as of the Effective Date:

Eugene Davis, age 65, has served as a member of our board of directors since the Effective Date. Since 1999, Mr. Davis has been the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. From 1990 to 1997, Mr. Davis was the President, Vice Chairman and a director of Emerson Radio Corporation, a consumer electronics company. From 1996 to 1997, was the Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a direct-mail marketer of sports equipment. Mr. Davis currently serves as a director of Hycroft Mining Corporation, where he is Chairman of the Nominating and Governance Committee and a member of the Audit Committee. During the past five years, Mr. Davis has served a director of the following public or formerly public companies: Montage Resources Corp., Seadrill Limited, VICI Properties Inc., Verso Corporation, ALST Casino Holdco, LLC, Atlas Air Worldwide Holdings, Inc., Atlas Iron Limited, The Cash Store Financial Services, Inc., Dex One Corp., Genco Shipping & Trading Limited, Global Power Equipment Group, Inc., Goodrich Petroleum Corp., Great Elm Capital Corp., GSI Group, Inc., Hercules Offshore, Inc., HRG Group, Inc., Knology, Inc., SeraCare Life Sciences, Inc., Spansion, Inc., Spectrum Brands Holdings, Inc., Titan Energy LLC, Trump Entertainment Resorts, Inc., U.S. Concrete, Inc. and WMIH Corp. We believe that Mr. Davis’s extensive financial, turnaround management and public company board of directors expertise makes him a valuable member of our board of directors.

Michael J. Doss, age 47, has served as a member of our board of directors since 2018. Since 2015, Mr. Doss has served as our Chief Executive Officer, having served as Senior Vice President–Finance and Treasurer and Chief Financial Officer since he joined us in 2014. From 2008 to 2014, Mr. Doss served as Vice President of Finance of Energy Transfer Partners, L.P., a master limited partnership that owns and operates a portfolio of energy assets in the United States and then as Vice President of Strategic Planning for its affiliate Energy Transfer Equity, L.P. Prior to joining us, he was a Senior Credit Officer at Moody’s Investors Service, a provider of credit ratings, research and risk analysis, covering a diverse portfolio of oil and natural gas issuers. Prior to that, Mr. Doss spent more than seven years of his career in public accounting at Ernst & Young LLP serving clients in the oil and natural gas industry. Mr. Doss earned a Bachelor of Business Administration and Master of Professional Accounting from the University of Texas at Austin and a Master of Business Administration from Columbia Business School. We believe that Mr. Doss’s extensive knowledge of our company and his financial and industry expertise makes him a valuable member of our board of directors.

Derek Gipson, age 40, has served as a member of our board of directors since the Effective Date. Since 2015, Mr. Gipson has served as a co-founder and the President and Chief Financial Officer of Intensity Midstream LLC, where he has responsibility for all financial, accounting, tax, business development, corporate development, information technology and hydrocarbon marketing matters. From 2008 to 2015, Mr. Gipson served in various positions of increasing responsibility in the investor relations, business development and corporate development functions at Hiland Partners, LP, including as Chief Financial Officer, Executive Vice President–Finance, Secretary and a director of the general partner from 2011 to 2015. Prior to joining Hiland, Mr. Gipson was a member of Wachovia Securities’ Energy & Power Investment Banking Group and a member of A.G. Edwards & Sons, Inc.’s Energy Investment Banking Group. Prior to that, Mr. Gipson worked in the audit and assurance group at Deloitte & Touche LLP. Mr. Gipson earned a Bachelor of Business Administration in Finance from the University of Notre Dame. We believe that Mr. Gipson’s extensive financial and industry expertise makes him a valuable member of our board of directors.

Robert Kelly Owen, age 56, has served as a member of our board of directors since the Effective Date. Since 2015, Mr. Owen has served as the Chief Executive Officer of DoubleBarrel Downhole Technologies LLC, a supplier of rotary steerable systems for operators and directional drilling companies across the United States. Prior to joining DoubleBarrel, Mr. Owen spent nine years leading two key operational divisions at Mohawk Industries in its Dal-Tile flooring business. Prior to that, Mr. Owen spent nineteen years with the Goodyear Tire and Rubber Company, leading manufacturing facilities in both North and South America. Mr. Owen earned a Bachelor of Science in Electrical Engineering from Oklahoma State University and a Master of Business Administration from Oklahoma City University. We believe that Mr. Owen’s extensive financial and industry expertise makes him a valuable member of our board of directors.

Christopher Sayer, age 35, has served as a member of our board of directors since the Effective Date. Since 2013, Mr. Sayer has worked at Glendon Capital Management, L.P., an investment management firm, where he has been a partner since 2018. Prior to joining Glendon, Mr. Sayer was at Barclays Asset Management Group, where he last served as a Vice President with responsibility for sourcing, analyzing and realizing distressed opportunities. Mr. Sayer earned a Bachelor of Science from the Marshall School of Business at the University of Southern California. We believe that Mr. Sayer’s extensive financial and investment management expertise makes him a valuable member of our board of directors.

Relationships

Other than as set forth in the Plan or as described elsewhere in this prospectus or in the documents incorporated by reference herein, there are no arrangements or understandings between any of the listed directors and any other persons pursuant to which such director was selected as a director, there are no family relationship between any director or executive officer and there are no transactions in which any of the listed directors has an interest that requires disclosure under Item 404(a) of Regulation S-K.

Director Independence

Our board of directors has determined that all of our directors, other than Mr. Doss who is our Chief Executive Officer, are independent under the applicable rules of the SEC and NYSE American. Our board of directors has also determined that all members of the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Strategy Committee are independent under the applicable rules of the SEC and NYSE American for purposes of each committee on which they serve.

Executive Officers

For information regarding our executive officers, see the information incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 27, 2020.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Legal Proceedings

There have been no material legal proceedings requiring disclosure under Item 404(f) of Regulation S-K within the past ten years that are material to an evaluation of the ability or integrity of our directors or executive officers, except that, as disclosed, we filed petitions for voluntary relief under Chapter 11 of the Bankruptcy Code in September 2020.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Effective Date regarding the beneficial ownership of our Class A common stock, assuming the conversion of our Class B common stock, by:

•	each person or group who beneficially owns more than 5% of our outstanding shares of Class A common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, Class A common stock issuable pursuant to options, warrants or other securities exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Percentage ownership of our Class A common stock in the table is based on 13,999,926 shares of Class A common stock issued and outstanding on the Effective Date, assuming the conversion of all shares of Class B common stock issued and outstanding as of the Effective Date. This table is based on information supplied by officers, directors and selling stockholders and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o FTS International, Inc., 777 Main Street, Suite 2900, Fort Worth, Texas 76102.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their Class A common stock. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the Class A common stock included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such common stock.

Name of Beneficial Owner	Number of Shares	Percentage
5% Stockholders
THRC Management, LLC(1)	2,750,000	19.6%
Temasek Holdings (Private) Limited(2)	2,556,785	18.3%
Glendon Capital Management LP(3)	1,775,523	13.0%
CHK Energy Holdings, Inc.(4)	1,351,514	9.7%
Ares Management LLC(5)	1,035,941	7.4%
Executive Officers and Directors
Michael J. Doss(6)	35,679	*
Buddy Petersen(7)	25,394	*
Lance Turner(8)	16,370	*
Karen D. Thornton(9)	9,357	*
Jennifer L. Keefe(10)	9,173	*
Eugene Davis	—	*
Derek Gipson	—	*
Robert Kelly Owen	—	*
Christopher Sayer	—	*
All directors and executive officers as a group (9 persons)(11)	95,973	*

*	Represents ownership of less than 1.0%.

(1)	This information is based solely on a Schedule 13D filed with the SEC on December 3, 2020 by Dan Wilks, Staci Wilks, THRC Holdings, LP and THRC Management, LLC. THRC Holdings, LP is the direct beneficial owner of 2,750,000 shares of Class A common stock. THRC Management, LLC is the general partner of THRC Holdings, LP and has exclusive voting and investment power over the shares of Class A common stock held by THRC Holdings, LP, and therefore may be deemed to share beneficial ownership of such shares. Dan Wilks is the sole manager of THRC Management, LLC, and his spouse Staci Wilks, may be deemed to exercise voting and investment power over the shares of Class A common stock directly owned by THRC Holdings, LP, and therefore may be deemed to share beneficial ownership of such shares. The address of the principal business office of each of Dan Wilks, Staci Wilks, THRC Holdings, LP and THRC Management, LLC is 17018 IH 20, Cisco, Texas 76437.

(2)	This information is based solely on a Schedule 13G filed with the SEC on November 23, 2020 by Temasek Holdings (Private) Limited, Fullerton Fund Investments Pte Ltd and Maju Investments (Mauritius) Pte Ltd. Maju Investments (Mauritius) Pte Ltd. is the direct beneficial owner of 496,289 shares of Class A common stock, including 2,060,496 shares issuable upon exercise of Tranche 1 warrants and Tranche 2 warrants. Maju Investments (Mauritius) Pte Ltd. is a direct wholly owned subsidiary of Fullerton Fund Investments Pte Ltd, which is a direct wholly owned subsidiary of Temasek Holdings (Private) Limited. Accordingly, Fullerton Fund Investments Pte Ltd and Temasek Holdings (Private) Limited may be deemed to be indirect beneficial owners of the 2,556,785 shares of Class A common stock beneficially owned directly by Maju Investments (Mauritius) Pte Ltd. The address of the principal business office of each of Temasek Holdings (Private) Limited and Fullerton Fund Investments Pte Ltd is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Republic of Singapore 238891. The address of the principal business office of Maju Investments (Mauritius) Pte Ltd.is c/o IQ EQ Corporate Services (Mauritius) Ltd, 33, Edith Cavell Street, Port Louis, 11324, Republic of Mauritius.

(3)	This information is based solely on a Schedule 13D filed with the SEC on December 9, 2020 by Glendon Capital Management, LP and Glendon Opportunities Fund II, L.P. Glendon Opportunities Fund II, L.P. is the beneficial owner of 1,309,816 shares of Class A common stock. Glendon Capital Management, LP has the power to direct the voting and disposition of 1,760,675 shares of Class A common stock, 4,241 shares of Class A common stock issuable upon exercise of Tranche 1 warrants and 10,607 shares of Class A common stock issuable upon exercise of Tranche 2 warrants held directly by Glendon Opportunities Fund II, L.P. and certain other advisory clients of Glendon Capital Management, LP. The address of the principal business office of Glendon Capital Management, LP is 2425 Olympic Blvd., Suite 500E Santa Monica, California 90404. The address of the principal business office of Glendon Opportunities Fund II, L.P. is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(4)	This information is based solely on a Schedule 13G filed with the SEC on November 24, 2020 by Chesapeake Energy Corporation and CHK Energy Holdings, Inc. CHK Energy Holdings, Inc. is the direct beneficial owner of 262,338 shares of Class A common stock and 1,089,176 shares of Class A common stock issuable upon exercise of Tranche 1 warrants and Tranche 2 warrants. CHK Energy Holdings, Inc. is a direct wholly owned subsidiary of Chesapeake Energy Corporation. Accordingly, Chesapeake Energy Corporation may be deemed to be an indirect beneficial owner of the 1,351,514 shares of Class A common stock beneficially owned directly by CHK Energy Holdings, Inc. Chesapeake Energy Corporation disclaims beneficial ownership of all such shares. The address of the principal business office of each of Chesapeake Energy Corporation and CHK Energy Holdings, Inc. is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.

(5)	This information is based solely on a Schedule 13G filed with the SEC on December 8, 2020 by Ares XXVII CLO Ltd., Ares XXVIIIR CLO Ltd., Ares XXIX CLO Ltd., Ares XXXIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIV CLO Ltd., Ares XXXVR CLO Ltd., Ares XXXVII CLO Ltd., Ares XXXVIII CLO Ltd., Ares XXXIX CLO Ltd., Ares XL CLO Ltd., Ares XLI CLO Ltd., Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLV CLO Ltd., Ares XLVI CLO Ltd., Ares XLVII CLO Ltd., Ares XLVIII CLO Ltd., Ares XLIX CLO Ltd., Ares L CLO Ltd., Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P., Future Fund Board of Guardians, Transatlantic Reinsurance Company, RSUI Indemnity Company, CION Ares Diversified Credit Fund, Ares Credit Hedge Fund LP, Ares Enhanced Credit Opportunities Master Fund II, Ltd., Lucent Technologies Inc., Master Pension Trust, Ares Institutional High Yield Master Fund LP, Ares Institutional Credit Fund, LP, Future Fund Board of Guardians for and on behalf of Medical Research Future Fund, SEI GLOBAL MASTER FUND PLC, SEI Investments Canada Company – U.S. High Yield Bond Fund, SEI Institutional Investments Trust - High Yield Bond Fund, SEI Institutional Managed Trust - High Yield Bond Fund, Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund, Ares Management LLC, Ares Management Holdings L.P., Ares Holdco LLC, Ares Holdings Inc., Ares Management Corporation, Ares Voting LLC, Ares Management GP LLC, Ares Partners Holdco LLC. Ares XXVII CLO Ltd., Ares XXVIIIR CLO Ltd., Ares XXIX CLO Ltd., Ares XXXIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIV CLO Ltd., Ares XXXVR CLO Ltd., Ares XXXVII CLO Ltd., Ares XXXVIII CLO Ltd., Ares XXXIX CLO Ltd., Ares XL CLO Ltd., Ares XLI CLO Ltd., Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLV CLO Ltd., Ares XLVI CLO Ltd., Ares XLVII CLO Ltd., Ares XLVIII CLO Ltd., Ares XLIX CLO Ltd., Ares L CLO Ltd., Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P., Future Fund Board of Guardians, Transatlantic Reinsurance Company, RSUI Indemnity Company, CION Ares Diversified Credit Fund, Ares Credit Hedge Fund LP, Ares Enhanced Credit Opportunities Master Fund II, Ltd., Lucent Technologies Inc., Master Pension Trust, Ares Institutional High Yield Master Fund LP, Ares Institutional Credit Fund, LP, Future Fund Board of Guardians for and on behalf of Medical Research Future Fund, SEI GLOBAL MASTER FUND PLC, SEI Investments Canada Company – U.S. High Yield Bond Fund, SEI Institutional Investments Trust - High Yield Bond Fund, SEI Institutional Managed Trust - High Yield Bond Fund, Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund are the direct beneficial owners of an aggregate of 1,035,941 shares of Class A common stock. Ares Management LLC (via its various affiliated management entities) has direct or indirect power to vote and/or dispose of the shares of Class A common stock held by each holder. Accordingly, Ares Management LLC may be deemed to have beneficial ownership of the shares of Class A common stock held by the direct beneficial owners. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Holdings Inc. The sole stockholder of Ares Holdings Inc. is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock of Ares Management Corporation and Ares Voting LLC is the sole holder of the Class C common stock of Ares Management Corporation. Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of the Schedule 13G, the holders of Ares Management Corporation Class B common stock and Ares Management Corporation Class C common stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Michael R. McFerran, Antony P. Ressler and Bennett Rosenthal. Antony P. Ressler generally has veto authority over decisions by the board of managers. The address of the principal business office of each of the persons and entities described in this footnote is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 9006.

(6)	The number of shares of Class A common stock beneficially owned by such holder includes 8,215 shares issuable upon the exercise of Tranche 1 warrants and 20,539 shares issuable upon the exercise of Tranche 2 warrants.

(7)	The number of shares of Class A common stock beneficially owned by such holder includes 5,847 shares issuable upon the exercise of Tranche 1 warrants and 14,618 shares issuable upon the exercise of Tranche 2 warrants.

(8)	The number of shares of Class A common stock beneficially owned by such holder includes 3,769 shares issuable upon the exercise of Tranche 1 warrants and 9,424 shares issuable upon the exercise of Tranche 2 warrants.

(9)	The number of shares of Class A common stock beneficially owned by such holder includes 2,154 shares issuable upon the exercise of Tranche 1 warrants and 5,387 shares issuable upon the exercise of Tranche 2 warrants.

(10)	The number of shares of Class A common stock beneficially owned by such holder includes 2,112 shares issuable upon the exercise of Tranche 1 warrants and 5,281 shares issuable upon the exercise of Tranche 2 warrants.

(11)	The number of shares of Class A common stock includes shares of Class A common stock issuable upon the exercise of Tranche 1 warrants and Tranche 2 warrants.

Description of Capital Stock

Our authorized share capital consists of 55,000,000 shares of common stock, consisting of 49,000,000 shares of Class A common stock, 1,000,000 shares of Class B common stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (“preferred stock”).

The following descriptions are summaries of important terms contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (our “Certificate of Incorporation” and “Bylaws”, respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Certificate of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and relevant portions of the Delaware General Corporation Law (“DGCL”).

Common Stock

General. As of the Effective Date, there were 13,687,620 shares of Class A common stock issued and outstanding and 312,306 shares of Class B common stock issued and outstanding. All outstanding shares of common stock are validly issued, fully paid and non-assessable. Except as otherwise provided in our Certificate of Incorporation or required by applicable law, Class A common stock and Class B common stock have the same rights and powers, rank equally, share ratably and are identical in all respects and as to all matters.

Voting Rights. The holders of common stock are entitled to one vote for each share of common stock held of record by such holder and will vote as a single class on all matters submitted to a vote of our shareholders; provided, however, that, except as otherwise required by law, the holders of common stock, as such, are not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designations relating to any class or series of preferred stock) that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any class or series of preferred stock) or pursuant to DGCL. The holders of common stock do not have cumulative voting rights.

Dividend Rights. The holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any then-outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to any liquidation preference granted to holders of any then-outstanding preferred stock.

Preemptive or Similar Rights. The holders of common stock do not have any preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions are applicable to common stock.

Matters Specific to Class B Common Stock. Our Class B common stock will not be listed on any national securities exchange or Nasdaq or be listed over-the-counter. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.

Preferred Stock

As of the Effective Date, there were no shares of preferred stock outstanding. Our Certificate of Incorporation permits our board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by DGCL. Terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock without any further vote or action by the stockholders. As a result, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us.

Warrants

As of the Effective Date, there were Tranche 1 warrants outstanding to purchase 1,555,521 shares of Class A common stock at an exercise price of $33.04 per warrant and Tranche 2 warrants outstanding to purchase 3,888,849 shares of Class A common stock at an exercise price of $37.14 per warrant. Prior to exercise, warrant holders in their capacity as such have no rights as a stockholder, including the right to vote and to receive dividends.

Rights

On the Effective Date, our board of directors declared a dividend of one preferred stock purchase right (a “Right”), payable on November 30, 2020, for each share of common stock outstanding on November 30, 2020 to the stockholders of record on that date. Each Right is exercisable to purchase, for $71.00, one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, with such portion of a share giving the stockholder approximately the same dividend, voting or liquidation rights as would one share of common stock. Prior to exercise, Rights holders in their capacity as such have no rights as a stockholder, including the right to vote and to receive dividends. The Rights are not exercisable until the earlier of (a) the close of business on the 10th business day after the date of the first public announcement that a person or any of its affiliates and associates has obtained beneficial ownership of 20% or more of our common stock (each such person, an “Acquiring Person”), with certain exceptions and (b) the close of business on the 10th business day (or such later day as may be designated by our board of directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person. Before the Rights become exercisable, the Rights trade with, and are inseparable from, shares of our common stock. After the Rights become exercisable, the Rights will be transferable separately from shares of our common stock. The Rights will expire on November 18, 2021, unless earlier exercised, exchanged, amended or redeemed.

Registration Rights

On the Effective Date, we entered into a registration rights agreement with certain stockholders. Pursuant to the registration rights agreement, upon a request of stockholders holding at least 7.5% of our common stock, we are required to file a registration statement covering the resale of such stockholders’ securities on a delayed or continuous basis. Additionally, the stockholders party to the registration rights agreement have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the registration rights agreement.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and DGCL

Provisions of DGCL and our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Certain Related Party Transactions. Our Certificate of Incorporation provides that Related Party Transactions (as defined below) require (a) if the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and the consideration is all cash, the affirmative vote of the majority of the disinterested stockholders or (b) if (x) the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and any part of the consideration to be paid in such Related Party Transaction is other than cash or (y) the Related Party Transaction is an agreement or transaction described in clauses (iv), (v), (vi) or (vii) of the definition of “Related Party Transaction,” the affirmative vote of 66⅔% of the disinterested stockholders. Any amendment of this provision of our Certificate of Incorporation will require the affirmative vote of 66⅔% of the stockholders. “Related Party Transaction” includes the following transactions between us and any stockholder that, together with any of its affiliates, owns 20% or more of our voting stock (a “Related Person”): (i) any merger or consolidation with a Related Person, (ii) any sale, transfer or other disposition of 10% or more of our consolidated assets to a Related Person, (iii) the issuance of securities to a Related Person, (iv) the adoption of any plan for liquidation or dissolution proposed by any Related Person, (v) any reclassification of securities or recapitalization or merger or consolidation that would have the effect of increasing the voting power of a Related Person, (vi) acquisition or receipt of any assets or securities of a Related Person or (vii) any loan or other financial assistance for the benefit of a Related Person.

Business Combinations under DGCL. We have “opted out” from the application of Section 203 of DGCL.

Number and Election of Directors. The number of directors is determined from time to time solely by resolution adopted by the affirmative vote of a majority of our board of directors. Any newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Calling of Special Meeting of Stockholders. Special meetings of the stockholders may be called by our board of directors, the chairman of the board of directors or our Secretary. A special meeting of the stockholders will be called by the Secretary upon the delivery of a written request to us by the holders of record of at least 25% of the voting power of our outstanding capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Amendments to the Bylaws. Our Bylaws may be amended or repealed or new bylaws may be adopted by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the board of directors.

Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Secretary prior to the meeting at which the action is to be taken. For business to be conducted at an annual meeting of stockholders, to be timely, notice must be received at our principal executive office not less than 120 days nor more than 150 days prior to the anniversary of the immediately preceding annual meeting of stockholders. For business to be conducted at a special meeting of stockholders, to be timely, notice must be received at our principal executive office not less than 120 days nor more than 150 days prior to the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. Our Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Our Bylaws also describe certain criteria for when stockholder meetings requested by stockholders need not be held.

No Cumulative Voting. Our Certificate of Incorporation provides that there will be no cumulative voting in the election of directors.

Authorized but Unissued Shares. Under DGCL, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if such court does not have jurisdiction, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware)) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of DGCL or our Certificate of Incorporation or Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, (v) any action asserting a claim governed by the internal affairs doctrine, or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of DGCL. The foregoing choice-of-forum provision does not apply to any actions arising under the Securities Act or the Exchange Act. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts in Delaware will be the sole and exclusive forum for any action brought under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consented to the choice-of-forum provisions of our Certificate of Incorporation. While Delaware courts have determined that choice-of-forum provisions are facially valid, it is possible that a court in another jurisdiction could rule that the choice-of-forum provisions contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice-of-forum provisions in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Limitation of Liability and Indemnification

Our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Certificate of Incorporation also provide that we will, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding or arising out of their status as an officer or director or their activities in these capacities. We also indemnify any person who, at our request, is or was serving as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Listing

Our Class A common stock is listed on NYSE American under the symbol “FTSI”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Material U.S. Federal Income and Estate Tax Consequences for Non-U.S. Holders of Class A Common Stock

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our Class A common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Class A common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our Class A common stock. In the event that we do make distributions of cash or other property, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock, as described below under “—Gain on Disposition of Our Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Class A common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Class A common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. You may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Proposed regulations provide that FATCA withholding will not apply to gross proceeds from the disposition of shares of U.S. corporations, such as our Class A common stock, as otherwise would have been the case after December 31, 2018, and the preamble to the proposed regulations state that taxpayers may rely on them until final regulations are issued. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our Class A common stock.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our Class A common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

Selling Stockholders

The selling stockholders acquired Class A common stock or securities exercisable for or convertible into Class A common stock on November 19, 2020 pursuant to the Plan. We are registering such shares of Class A common stock to permit the selling stockholders to offer the shares for resale from time to time. Except for ownership of our capital stock or as otherwise disclosed in this prospectus or in the documents incorporated by reference herein, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of Class A common stock by each of the selling stockholders. The second column lists the number of shares of Class A common stock beneficially owned by each selling stockholder, based on its ownership of Class A common stock, class B common stock, and Tranche 1 warrants and Tranche 2 warrants, assuming the conversion of the Class B common stock and the exercise of the warrants. The third column lists the number of shares of Class A common stock offered by this prospectus by each selling stockholder. The fourth column lists the number of shares of Class A common stock beneficially owned by each selling stockholder after the offering contemplated by this prospectus, assuming the sale of all Class A common stock being offered by this prospectus by each selling stockholder.

The selling stockholders may sell all, some or none of their Class A common stock included in this prospectus. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Owned Prior to this Offering	Shares Offered by this Prospectus	Shares Owned After this Offering
Cornell University(1)	66,645	66,645	—
Glendon Opportunities Fund, LP(2)	393,298	393,298	—
Glendon Opportunities Fund II, LP(3)	1,309,816	1,309,816	—
Altair Global Credit Opportunities Fund (A), LLC(4)	5,764	5,764	—

(1)	Includes 65,271 shares of Class A common stock, 392 shares of class A common stock issuable upon the exercise of Tranche 1 warrants and 982 shares of Class A common stock issuable upon the exercise of Tranche 2 warrants. Glendon Capital Management, L.P. is the investment advisor of Cornell University, and therefore may be deemed beneficial owners of such shares. Glendon Capital Management, L.P. disclaims beneficial ownership over such shares. Christopher Sayer, who is a member of our board of directors, is a partner at Glendon Capital Management, L.P. The registered address of Cornell University is 2425 Olympic Blvd, Suite 500E Santa Monica, California 90404.

(2)	Includes 382,611 shares of Class A common stock, 3,053 shares of class A common stock issuable upon the exercise of Tranche 1 warrants and 7,634 shares of Class A common stock issuable upon the exercise of Tranche 2 warrants. Glendon Capital Management, L.P. is the investment advisor of Glendon Opportunities Fund, LP, and therefore may be deemed beneficial owners of such shares. Glendon Capital Management, L.P. disclaims beneficial ownership over such shares. Christopher Sayer, who is a member of our board of directors, is a partner at Glendon Capital Management, L.P. The registered address of Glendon Opportunities Fund, LP is 2425 Olympic Blvd, Suite 500E Santa Monica, California 90404.

(3)	Consists of 1,309,816 shares of Class A common stock. Glendon Capital Management, L.P. is the investment advisor of Glendon Opportunities Fund, LP, and therefore may be deemed beneficial owners of such shares. Glendon Capital Management, L.P. disclaims beneficial ownership over such shares. Christopher Sayer, who is a member of our board of directors, is a partner at Glendon Capital Management, L.P. The registered address of Glendon Opportunities Fund II, LP is 2425 Olympic Blvd, Suite 500E Santa Monica, California 90404.

(4)	Includes 2,977 shares of Class A common stock, 796 shares of class A common stock issuable upon the exercise of Tranche 1 warrants and 1,991 shares of Class A common stock issuable upon the exercise of Tranche 2 warrants. Glendon Capital Management, L.P. is the investment advisor of Altair Global Credit Opportunities Fund (A), LLC, LP, and therefore may be deemed beneficial owners of such shares. Glendon Capital Management, L.P. disclaims beneficial ownership over such shares. Christopher Sayer, who is a member of our board of directors, is a partner at Glendon Capital Management, L.P. The registered address of Altair Global Credit Opportunities Fund (A), LLC is 2425 Olympic Blvd, Suite 500E Santa Monica, California 90404.

Plan of Distribution

Each selling stockholder of the securities and any of their pledgees, donees, assignees, transferees, and successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including civil liabilities under the Securities Act.

Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus or any other exemptions from registration under the Securities Act. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the date on which all securities are sold or the date on which the shares cease to be registrable securities under the registration rights agreement. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus or incorporated by reference herein regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

Our website is www.ftsi.com. Information on our website is not a part of this prospectus. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein.

Information Incorporated by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference herein is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2020 (but not the information furnished pursuant to Items 7.01 or 9.01 thereof), March 23, 2020, April 15, 2020 (but not the information furnished pursuant to Items 7.01 or 9.01 thereof), May 11, 2020, May 20, 2020, June 23, 2020, August 20, 2020, August 24, 2020 (but not the information furnished pursuant to Items 7.01 or 9.01 thereof), September 8, 2020, September 21, 2020 (but not the information furnished pursuant to Items 7.01 or 9.01 thereof), September 22, 2020, September 25, 2020, November 19, 2020, and December 23, 2020;

•	the information incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 27, 2020; and

•	all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.ftsi.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
c/o FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas 76102
(817) 862-2000

FTS International, Inc.

1,775,523 Shares

Class A Common Stock

December 31, 2020.